EXHIBIT 10.10
                             Fourth Amendment to the
              Supplemental Benefit Plan for Designated Employees of
                  Bowater Incorporated and Affiliated Companies
               As Amended and Restated Effective February 26, 1999

     WHEREAS, Bowater Incorporated (the "Company") previously amended and restated the Supplemental Benefit Plan for Designated Employees of Bowater Incorporated and Affiliated Companies as of February 26, 1999 (the "Plan");

     WHEREAS, Section 7.02 of the Plan permits the Human Resources and Compensation Committee of the Board of Directors of the Company (the "HRCC") to amend the Plan; and

     WHEREAS, the HRCC desires to amend the Plan to: (1) provide that amounts earned, deferred and vested under the Plan as of December 31, 2004 are grandfathered, within the meaning of, and as determined under, regulations issued by the Department of the Treasury under Internal Revenue Code (the "Code") Section 409A, (2) include the value of restricted stock units awarded to participants in lieu of the annual cash bonus payable for 2005 as an item of compensation for purposes of calculating the participants' 2006 benefit accrual under the Plan, subject to the award's vesting and forfeiture provisions, effective as of January 1, 2006, (3) provide that the Company's President and Chief Executive Officer shall not be eligible to participate in the Plan effective as of May 1, 2006 pursuant to his Employment Agreement dated April 4, 2006, (4) provide that the distribution of any portion of the Plan's benefits subject to Code Section 409A shall be distributed in a lump sum upon a participant's separation from service, subject to a six-month delay in payment for participants determined to be "key employees," effective as of January 1, 2005, and (5) provide that the interest rate used to calculate such lump sum payments shall be the rate in effect on the date the participant separates from service, even if the payment is made in a different year (due to the six-month delay in payment) than the grandfathered amounts, effective as of January 1, 2005.

     NOW, THEREFORE, the Plan is amended, effective as of the dates set forth below, in the following respects:

     1. The Preamble is amended, effective as of January 1, 2005, by adding a new paragraph at the end thereto to read as follows:

     "Code Section 409A

          Notwithstanding any other provision of the Plan to the contrary, effective as of January 1, 2005, any amounts that are earned and deferred under the Plan, but not vested as of December 31, 2004, shall be subject to Internal Revenue Code (the `Code') Section 409A and the Treasury Regulations promulgated thereunder. For such amounts, the Plan shall be interpreted and administered consistent with Code
          Section 409A and the Treasury Regulations promulgated thereunder. Any amounts that are earned, deferred and vested under the Plan as of December 31, 2004 are `grandfathered' (within the meaning of, and as determined in accordance with, Code Section 409A and the Treasury Regulations thereunder). Therefore, such grandfathered amounts are not subject to Code Section 409A."

     2. Section 1.12 of the Plan is amended, effective as of January 1, 2006, to read as follows:

     "1.12 `COMPENSATION'  shall mean the entire cash  compensation  paid to, or deferred  for the  benefit of, a  Participant  by the
          Employer as salary, wages, commissions, overtime pay, regular bonuses paid under the Bowater Incorporated Annual Incentive Plan, severance pay paid in periodic installments, Employer contributions made pursuant to a salary reduction agreement that are not includible in the gross income of the Participant under Code Sections 125, 401(e)(3), 402(h) or 403(b), and any compensation that is contributed to a plan maintained by an Employer on behalf of the participant under Code Section 401(k). Except as otherwise provided in the following sentence of this Section 1.12, compensation shall exclude any non-cash remuneration, income received upon the exercise of a stock option or stock appreciation right, bonuses received under a long term cash incentive plan, other special remuneration, and any benefits and credits under this or any other employee benefit plan of the Employer. If a Participant's Final Average Monthly Compensation includes compensation for 2006, then the value of restricted stock units, determined as of the date of grant, awarded to Participants in lieu of the annual cash bonus payable under the Bowater Incorporated Annual Incentive Plan for 2005 shall be included as an item of compensation for 2006, subject to the vesting and forfeiture provisions of such award."

     3. Section 2.01 is amended, effective as of May 1, 2006, to read as follows:

     "2.01 PARTICIPATION:  Employees  of the  Corporation  who (i) are in salary grades thirty-one (31) and above, or (ii) are designated as eligible by the Committee, shall be Participants in the Plan. Should the Plan be extended to an Affiliated Company that adopts the Plan, the Committee shall designate which Employees of such Affiliated Company shall participate in the Plan. Notwithstanding the foregoing, effective as of May 1, 2006, the Corporation's President and Chief Executive Officer shall not be eligible to participate in the Plan in accordance with his Employment Agreement dated April 4, 2006. Subject to the provisions of Section 7.04(a)(i), a Participant who ceases to be an Employee of the Corporation or an Affiliated Company that has adopted the Plan or who no longer satisfies the eligibility requirements set forth above will cease accruing benefits under the Plan, unless and until the Participant again becomes eligible to be a Participant in the Plan.

          Notwithstanding the foregoing, the Employee's Compensation shall continue to be included for purposes of determining his Final Average Monthly Compensation under Article 3."

     4. Article 3 is amended,  effective as of January 1, 2005,  by adding a new
Section 3.05 to read as follows:

     "3.05 DISTRIBUTION  OF  CODE  SECTION  409A  AMOUNTS:  Notwithstanding  the
          foregoing, any Retirement benefits payable pursuant to this Article that are subject to Code Section 409A shall be distributed in a single lump sum payment upon a Participant's `separation from service' (within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder), subject to a six-month delay in payment for any Participant determined to be a `key employee' (within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder). If payment is subject to the six-month delay, payment shall be made on the first day of the seventh month following the Participant's separation from service. If as a result of the six month delay in payment, such amounts are paid in the year following the year in which the grandfathered portion of any benefit is paid, the interest rate in effect on the date of the Participant's separation from service shall be used to calculate the lump sum amount subject to Code Section 409A."

                                      * * *

     IN WITNESS WHEREOF, the HRCC has caused this Fourth Amendment to the Plan to be executed by a duly authorized officer this 11th day of May, 2006.

                                          BOWATER INCORPORATED



                                          By: /s/ James T. Wright
                                              --------------------
                                                 James T. Wright
                                          Title: Senior Vice President -
                                                 Human Resources